EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Superior Energy Services, Inc.:
          We consent to the use of our reports dated March 8, 2006, except as to Note 14 which is as of May 11, 2006 and except as to Note 18 which is as of August 14, 2006, with respect to the consolidated financial statements and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, included herein and to the reference to our firm under the heading “Experts” in the Registration Statement.
/s/ KPMG LLP
New Orleans, Louisiana
October 19, 2006